Exhibit 99.1

Contact: Don M. Gibson	For Immediate Release
417-520-4333

GUARANTY FEDERAL BANCSHARES, INC. ANNOUNCES
A 22% INCREASE IN QUARTERLY EARNINGS PER SHARE

SPRINGFIELD, MO – (October 15, 2003) – Guaranty Federal Bancshares, Inc, (NASDAQ:GFED), the holding company for Guaranty Bank, today announced earnings for the first quarter ended September 30, 2003 were $0.39 per share, ($1,077,000), up from the $0.32 per share ($896,000) the Company earned during the same quarter in the prior year. This represents a 22% increase in quarterly earnings per share.

The primary reason for the increase in income this quarter when compared to the same period one year ago was the Bank’s mortgage banking activities. During the quarter ended September 30, 2003, the Bank originated and sold over $31 million residential loans, resulting in $559,000 in profits on loans sold, compared to $225,000 in profits on loans sold during the same period one year ago. Due to this large amount of activity, along with an increase in interest rates and a slowing of prepayment speeds, the amortization and valuation of originated mortgage service rights resulted in net income of $9,700 for the quarter ended September 30, 2003, compared to a net expense of $67,000 for the same period one year ago.

The Company announced a plan to repurchase 300,000 shares of common stock on November 22, 2002. To date the Company has repurchased 55,341 shares of common stock under this plan at an average cost of $15.75 per share.

The discussion set forth above may contain forward-looking comments. Such comments are based upon the information currently available to management of the Company and management’s perception thereof as of the date of this release. When used in this release, words such as "anticipates," "estimates," "believes," "expects," and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Such statements are subject to risks and uncertainties. Actual results of the Company’s operations could materially differ from those forward-looking comments. The differences could be caused by a number of factors or combination of factors including, but not limited to: changes in demand for banking services; changes in portfolio composition; changes in management strategy; increased competition from both bank and non-bank companies; changes in the general level of interest rates; the effect of regulatory or government legislative changes; technology changes; fluctuation in inflation; and other factors set forth in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time

Guaranty Federal Bancshares Inc. has a subsidiary corporation offering full banking services. The principal subsidiary, Guaranty Bank, is located in Springfield, Missouri, and has nine branches and 18 ATM locations located in Greene and Christian Counties. In addition Guaranty Bank is a member of the Privileged Status ATM network, which provides its customers surcharge free access to over 60 area ATM’s and over 1,000 ATM’s nationwide.

Financial Highlights:

	Quarter ended
Operating Data:	30-Sep-03	30-Sep-02

Total interest income	$4,997	$5,746
Total interest expense	2,326	3,120
Provision for loan losses	212	100

Net interest income after
provision for loan losses	2,459	2,526
Noninterest income	1,231	863
Noninterest expense	1,995	2,026

Income before income tax	1,695	1,363
Income tax expense	618	467

Net income	$1,077	$896

Net income per share-basic	$0.39	$0.32

Net income per share-diluted	$0.38	$0.32

Annualized return on average assets	1.13%	0.96%
Annualized return on average equity	11.48%	9.88%
Net interest margin	2.97%	2.91%

	As of	As of
Financial Condition Data:	30-Sep-03	30-Sep-02

Cash and cash equivalents	$14,377	$16,069
Investments	16,081	18,744
Loans,net of allowance for loan losses	332,280	323,440
9/30/2003 - $2,988; 9/30/2002 - $2,634
Other assets	15,069	19,185

Total assets	$377,807	$377,438

Deposits	$235,717	$222,690
FHLB advances	99,495	111,913
Other liabilities	5,207	7,120

Total liabilities	340,419	341,723

Stockholder's equity	37,388	35,715

Total liabilities and stockholder equity	$377,807	$377,438

Equity to assets ratio	10%	9%

Book value per share	$13.43	$12.76

Non performing assets	$761	$417